Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER DECLARES
INCREASE IN UNITHOLDER DISTRIBUTIONS
DALLAS — September 25, 2007 — Energy Transfer Partners, L.P. (NYSE: ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced respective quarterly distribution increases. ETP has approved its new quarterly distribution of $0.825 per unit ($3.30 annualized) on ETP’s outstanding common units for the quarter ended August 31, 2007. The new quarterly distribution of $0.825 per common unit will be paid on October 15, 2007 to Unitholders of record as of the close of business on October 5, 2007.
ETE has also approved its new quarterly distribution of $0.39 per unit ($1.56 annualized) on ETE’s outstanding common units for the quarter ended August 31, 2007. The new quarterly distribution of $0.39 per common unit will be paid on October 19, 2007 to Unitholders of record as of the close of business on October 5, 2007.
“Our decision to increase both the ETP and ETE distributions is reflective of our confidence in both partnerships’ growth prospects,” said Brian Jennings, Chief Financial Officer of Energy Transfer Partners. “We look forward to building upon our success as we move into 2008.”
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
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Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on our website at www.energytransfer.com.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: October 5, 2007
Ex Date: October 3, 2007
Payment Date: October 15, 2007
Amount Paid: $0.825 per Common Unit
Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: October 5, 2007
Ex Date: October 3, 2007
Payment Date: October 19, 2007
Amount Paid: $0.39 per Common Unit
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
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